EMPLOYMENT & RETAINER AGREEMENT

This Agreement is entered into on April 24, 2000 by MerchantOnline.com, Inc. (the "Company"), Tatum CFO Partners, LLP ("Tatum") and Thomas B. Walker, ("the CFO"), (collectively, the "parties").

WHEREAS, the Company wishes to engage the CFO to provide certain services and Tatum wishes that the CFO provide such services in return for certain consideration; the parties after full and careful negotiation agree as follows:


I.   SERVICES; FEES; PAYMENTS
A. Beginning on April 24, 2000, (the "Effective Date"), the CFO will perform, under the title chief financial officer, CFO Services as set forth in
     Section II for a total monthly fee of $10,500 (the "Monthly Fee").
B.   The CFO will provide CFO Services for five days per week.
C. The Company will pay the CFO directly according to the Company's normal payroll process a portion of the Monthly equal to $8,750 (the "Salary") and will pay Tatum the remaining portion of $1,750 ("Retainer Fee").
D. If this Agreement commences or is canceled in the middle of a month, each portion of the Monthly Fee shall be prorated for that month.
E. The Company also will provide the CFO and Tatum the incentive bonus or warrants or options set forth in Schedule A.
F. The Company will pay all amounts owed Tatum no later than the 5th day of the month for which amounts are invoiced.
G. The Company will promptly reimburse the CFO for reasonable travel and out-of-pocket business expenses.


II.  CFO SERVICES
CFO Services are defined as those certain services as specified and directed by the Company from time to time and which the CFO is able to perform within the time allotted under this agreement.


III. THE RELATIONSHIP OF THE CFO AND THE COMPANY
A. The Company, Tatum and the CFO agree that the CFO will be an employee of the Company.
B. As an employee of the Company, the CFO will work under the exclusive management and authority of the Company.
C. The CFO will serve the Company as an officer of the Company, but only if the following conditions are met without exception: the CFO is duly elected as an officer by its Board of Directors; and the CFO has received written evidence that he or she is covered as an officer by director and officer insurance maintained by the Company at no additional cost to the CFO or Tatum.
D. The CFO may sign federal or state securities filings but only if the following condition is met without exception: the CFO receives written evidence that he or she in signing such filings is covered by applicable insurance (whether director and officer insurance or a special policy) maintained by the Company at no additional cost to the CFO or Tatum.
E. The CFO will be eligible for vacation and holidays consistent with the Company's policy as it applies to senior management and the CFO will be exempt from any delay periods required for eligibility.
F. The CFO elects not to participate in the Company's employee retirement plan or any other employee benefit plan, and waives any coverage that may otherwise exist. The Company will not include the CFO as participant in any such plan, unless required to do so by law for plan qualification. However, notwithstanding the foregoing, the CFO may participate in the Company's 401(k) plan at the Company's option.
G. The CFO waives any past or present claim it may have against the Company for any discrimination.


IV.  THE RELATIONSHIP OF TATUM AND THE COMPANY
The Company, Tatum and the CFO agree that for purposes of this Agreement, Tatum's relationship with the Company is to make the CFO available to the Company to provide CFO services. However, the Company is solely responsible for its evaluation, management and use of the CFO and the CFO Services.

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V.   THE RELATIONSHIP OF TATUM AND THE CFO
The Company, Tatum and the CFO agree that for purposes of this Agreement, Tatum's relationship with the CFO is to make available to the CFO certain resources of Tatum. These resources are not warranted or guaranteed in any way and the Company is solely responsible for its evaluation, management and use of these resources.


VI.  STANDARD DISCLAIMERS
A. Tatum will not be liable for any non-compliance with federal, state or local laws or regulations.
B. The Company agrees that reports, projections and/or forecasts can be prepared only at the Company's direction and reflect the judgment of the Company. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections and/or forecasts; and will not be held liable for any claims of reliance on such reports, projections and/or forecasts.


VII. INDEMNITY; JOINT DEFENSE; LIABILITY LIMITATIONS; ARBITRATION; INSURANCE
A. The Company agrees to indemnify Tatum to the full extent permitted by law for any losses, costs, damages and expenses, including attorneys' fees, as such are incurred, in connection with (1) any cause of action, suit or other proceeding arising in connection with Tatum's engagement by the Company under this Agreement, the CFO's employment with the Company or the CFO's activities while employed by the Company, and (2) any legal proceeding in which Tatum may be required or agree to participate, but in which Tatum is not a party. This indemnification does not apply to actions taken by Tatum in bad faith.
B. If the Company and Tatum are defendants in any action, suit, or other proceeding, the defense of Tatum will be represented by counsel selected by the Company if the Company is paying for such defense, unless there is a conflict of interest, in which case Tatum shall be permitted to select its own counsel.
C. The Company and Tatum agree to binding arbitration under the rules of the American Arbitration Association ("AAA"), to take place in the AAA's Miami office, if any dispute arises between them.
D. The Parties recognize and agree that any breach by Tatum of this Agreement would result in injury that would be impossible to accurately ascertain. Therefore, Tatum shall pay to the Company as liquidated damages, and not as a penalty, an amount equal to two full months of Retainer Fee. The parties agree that this amount of liquidated damages represents a reasonable approximation of the damages that would be incurred as a result of a breach by Tatum of this Agreement.
E. In any event, at any time, Tatum may pay a sum equal to the total Retainer Fee paid under this Agreement for the most recent four months, which payment the Company agrees shall serve as final satisfaction and accord for any and all such liabilities of Tatum under this Agreement.
F. As a precondition for recovery of any alleged liability, the Company shall give Tatum notice, in writing, of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise to such alleged liability, and no legal or other action shall be taken by the Company against Tatum (i) more than (60) days after such notice has been given or (ii) less than thirty (30) days after such notice has been given, in order that Tatum shall have the opportunity to investigate in a timely manner and, where possible, correct or rectify the alleged basis for liability.
G. Tatum will not be liable in any event for incidental or consequential damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
H. To the extent the Company has directors' and officers' liability insurance ("including entity coverage") and/or errors and omissions liability insurance in effect, the Company will provide such insurance coverage for the CFO.


VIII. GENERAL TERMS AND CONDITIONS
A. This Agreement may be canceled by either party effective upon 30 days' advance written notice. However, Tatum retains the right to terminate this agreement immediately if the Company has not remained current with its obligations to Tatum under this Agreement, the Company is engaged in or asks the CFO to engage in an illegal or unethical activity, or by death or disability of the CFO.

B. The provisions on the attached Schedule A are incorporated by reference as if set forth herein; and the provisions concerning the bonus in Schedule A will survive any cancellation of this Agreement.

C. Neither the Company, Tatum or the CFO shall be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.
D.   This Agreement is governed by Florida law.

E. The terms of this Agreement are severable, and they may not be amended except in writing signed by the parties. This Agreement binds and benefits the successors of the parties.

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F.   This Agreement contains the entire agreement between the parties, superseding any prior oral or written statements or agreements.
G. The persons signing below are authorized to sign on behalf of each party, and their signatures are all necessary signatures.



The COMPANY                TATUM CFO                   The CFO
                           PARTNERS,LLP

/s/ Tarek Kirschen         /s/ Neil Hamilton           /s/ Thomas B. Walker
------------------------   ------------------------    ------------------------
Signature                  Signature                   Signature

Tarek Kirschen
Chief Executive Officer
and President              Neil Hamilton               Thomas B. Walker
------------------------   ------------------------    ------------------------
Name and Title             Name, Area Limited Partner  Name

April 24, 2000             April 24, 2000              April 24, 2000
------------------------   ------------------------    ------------------------
Date                       Date                        Date

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                                   SCHEDULE A
                         EMPLOYMENT & RETAINER AGREEMENT


COMMON STOCK PURCHASE WARRANTS

The Company will issue a total of 300,000 ten (10) year, fair value at time of issue, Common Stock Purchase Warrants, effective April 24, 2000, the Initial Date of agreement between the Company, Tatum CFO Partners, LLP and the CFO to provide CFO Services. Such warrants will be subject to vesting and distribution, as defined below, and anti-dilution terms and conditions.

A.   TATUM CFO PARTNERS, LLP (TATUM)
o The Company will issue to Tatum 60,000 ten (10) year, fair value at time of issue, Common Stock Purchase Warrants, effective April 24, 2000 with an exercise price of $9.50, being the fair market value.
o    Such warrants will vest 20,000 on each of April 24, 2001, 2002 and 2003.
o Such warrants will be issued pursuant to the Company's 2000 Incentive Option Plan.
o In the event this CFO Employment & Retainer Agreement is terminated by the Company without cause during the term of this Agreement, such warrants will vest on a pro-rata basis.


B.   THE TATUM CFO PARTNERS, LLP PARTNER (THE CFO)
o The Company will issue to the CFO 240,000 ten (10) year, fair value at time of issue, Common Stock Purchase Warrants, effective April 24, 2000.
o    Such warrants will vest 80,000 on each of April 24, 2001, 2002 and 2003.
o Such warrants will be issued pursuant to the Company's 2000 Incentive Option Plan.
o In the event this CFO Employment & Retainer Agreement is terminated by the Company without cause during the term of this Agreement, such warrants will vest on a pro-rata basis.

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